Exhibit 2.2

STOCK PURCHASE AGREEMENT

BY AND AMONG

CONNECTURE, INC.

PATRICK DOWNEND,

AND

AARON DOWNEND

Dated as of February 16, 2011

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 16, 2011, by and among CONNECTURE, INC., a Delaware corporation (“Buyer” or “Connecture”), Patrick Downend (“Patrick”) and Aaron Downend (“Aaron” and together with Patrick, the “Sellers” or individually, a “Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 9.

RECITALS

A. Insurix, Inc., a Connecticut corporation (the “Company”), is in the business (the “Business”) of: (i) developing, marketing, selling and implementing computer software which enables insurers, third party, brokers, broker associations and other insurance enterprises in the sale and administration of health insurance products and life insurance products (including assisting in rating, quoting, sales proposals, renewals, underwriting, health assessments, medical evidence of insurability and enrollment), and (ii) providing maintenance, hosting and support services relating to the software described in (i) above.

B. Sellers own in the aggregate all of the issued and outstanding shares of voting and non-voting common stock, $.01 par value per share, of the Company (the “Shares”). For the consideration and on the terms set forth in this Agreement, Sellers desire to sell to Connecture, and Connecture desires to purchase from Sellers, all of the Shares.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.

SALE AND TRANSFER OF SHARES; CLOSING

1.1. Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers, as follows:

Seller	Number of Shares of Voting Common Stock	Number of Shares of Non-Voting Common Stock
Patrick	1,620	60
Aaron	0	320

Total:	1,620	380

1.2. Purchase Price. The purchase price to be paid at Closing to each Seller for each Share held by them shall be equal to the product of (i) the quotient of (A) the sum of $6,100,000, plus the Working Capital Excess (if any) and the Unrestricted Cash (if any) of the Company that remains in the Company immediately following the Closing, and minus the Capital Lease Obligations (if any), Indebtedness (if any), unpaid Transaction Expenses (if any), and Working Capital Shortfall (if any) of the Company on the Closing Date,

divided by (B) the aggregate number of Shares of the Company, multiplied by (ii) the number of Shares held by each such Seller (the “Closing Purchase “Consideration”); provided, however, that with respect to each Seller, an amount equal to (I) $1,000,000 (the “Deferred Payment Amount”), divided by (II) the aggregate number of Shares of the Company, with the quotient thereof, being multiplied by (III) the number of Shares held by such Seller, shall not be paid to such Seller at Closing as part of the purchase price described above, and shall be evidenced by a Note (as hereinafter defined) that shall be delivered to such Seller as described in Section 1.4 below. The Closing Purchase Consideration amount paid by Buyer for the Shares shall be determined based on the Preliminary Closing Statement. The purchase price paid by Buyer for each Share shall be subject to adjustment following the Closing based upon the Final Closing Statement prepared in accordance with Section 1.9 hereof. The aggregate purchase price paid by Buyer for the Shares, as adjusted following the Closing in accordance with Section 1.9 hereof, shall in the aggregate be hereinafter referred to as the “Final Purchase Consideration.”

1.3. Closing. Subject to the satisfaction of the conditions set forth in this Agreement, the consummation of the purchase and sale of the Shares (the “Stock Purchase”) provided for in this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of the Agreement by each of the parties hereto (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date. The Closing shall take place by facsimile or electronic exchange of executed agreements and instruments (with original counterparts of all such agreements and instruments to be delivered to the parties and their counsel promptly thereafter).

1.4. Cash and Notes at Closing; Delivery of Certificates. At the Closing, Buyer shall (i) pay to each Seller, by wire transfer of federal funds (pursuant to wire transfer instructions provided by Sellers to Buyer prior to Closing), a sum equal to the product of (A) the quotient of (x) the Closing Purchase Consideration less the Deferred Payment Amount, divided by (y) the aggregate number of Shares of the Company, multiplied by (B) the number of Shares owned by such Seller and (ii) deliver to each Seller a subordinated promissory note (each a “Note” and collectively, the “Notes”) (which Notes shall be jointly and severally payable by Buyer and the Company) in the amount equal to (I) the quotient of the Deferred Payment Amount divided by the aggregate number of Shares of the Company, multiplied by (II) the number of Shares owned by such Seller, with each Note being in substantially the form attached hereto as Exhibit J. At the Closing, Seller shall deliver to Buyer certificates representing the Shares, duly endorsed for transfer or accompany by duly executed stock powers with respect thereto.

1.5. Offset Rights. Buyer shall have the right to offset against its obligations of up to $750,000 (less any Customer Offset Amount (as hereinafter defined) that Buyer shall not be obligated to pay pursuant to the Notes) in indebtedness that shall be owed to Sellers pursuant to the Notes, any amounts that shall be owed to Buyer by Sellers with respect to (i) the indemnification obligations of Sellers under Section 6.2 hereof and (ii) the Shortfall obligations of Sellers under Section 1.9 hereof. Additionally, Buyer shall have the right to offset an amount equal to the Customer Offset Amount against its obligations under the Notes. Any such offsets shall be a relative amount of each Note in proportion to the number of Shares sold by each such Seller to Connecture. Buyer shall not exercise any right of offset against the indebtedness due under the Notes unless and until Buyer has provided any notice of offset or claim required to be delivered to Sellers under the applicable provisions of this Agreement and until the time period prescribed in such provisions for Sellers to respond to such offset or claim has expired. If, prior to the expiration of the applicable response period, Sellers notify Buyer in writing that they object in whole or in part to the offset or claim, then payments that become due under the Notes thereafter shall not be paid to the holders of the Notes, but shall be paid into an escrow held by a bank having an office in Atlanta, Georgia which is designated by Buyer until such time as the amount paid into escrow equals the amount which Buyer is seeking to offset against the Notes. Any payment or removal of such funds from such escrow account will require the signature of Buyer and Sellers or a final order of a court of competent jurisdiction or such other authority whose decision Buyer and Sellers agree to be bound by.

1.6. Customer Retention Payment; New Business Payment and Offset.

(a) Sellers right to be paid up to $183,000 of the Deferred Payment Amount pursuant to the Notes shall be based upon Connecture’s retention of the Customers listed on Schedule 1.6(a) hereto (the “Customer Retention Payment Amount”). Each of the Customers set forth on Schedule 1.6(a) (each, a “Retention Customer”) has been assigned a “Retention Payment Potential” as set forth opposite such Retention Customer’s name on such schedule. Provided that neither of the Retention Customers terminate services with Connecture within 12 months after the Closing Date, Connecture shall have no offset rights against the Notes as to the Retention Payment Potential assigned to such Retention Customers. However, Connecture shall have offset rights against the Notes in an amount equal to the Retention Payment Potential assigned to a Retention Customer as set forth on Schedule 1.6(a) in the event such Retention Customer terminates services with Connecture within 12 months after the Closing Date; provided, however, that in the event both Retention Customers terminate services with Connecture within 12 months after the Closing Date, the amount of the offset may not exceed $183,000. In the event Connecture desires to offset against the Notes any amounts that it may be entitled to offset as described below in this Section 1.6(a), Connecture shall, within ninety (90) days following the notification of termination of services by a Retention Customer, (i) provide to Sellers documentation of said notification, and (ii) notify Sellers of the Retention Payment Potential of such Retention Customer (the “Customer Offset Amount”), with Connecture having the right to offset against the principal amounts owed pursuant to the Notes an amount equal to the Customer Offset Amount (but not to exceed $183,000 in the aggregate), which amount shall no longer be payable pursuant to the Notes, with each Note being offset against a relative amount in proportion to the number of Shares sold by each Seller to Connecture. In the event that Connecture provides notice of the Customer Offset Amount to Sellers within the time period required to do so set forth above (the “Offset Notice”), Sellers shall have the right to review (or cause their accounting and legal representatives and agents that sign confidentiality agreements to review) the books and records of Connecture and the Company relating to revenues received from Retention Customers during the 12-month period following the Closing Date; provided, that Sellers must deliver written notice to Connecture of their election to exercise such right within thirty (30) days of Connecture delivering the Offset Notice to Sellers. Connecture covenants and agrees that it shall (and shall cause the Company to), until expiration of the 12-month period following the Closing Date, use commercially reasonable efforts to conduct all business relating to, and provide products and services to, the Retention Customers consistent with the manner in which the Company conducted business relating to, and provided products and services to, the Retention Customers during the 12-month period prior to the Closing Date.

(b) The Company has presented proposals for new business to the prospective customers listed on Schedule 1.6(b), which prospective customers that have indicated an intent to enter into a license or similar agreement with the Company (the “Prospects”). If the Company or Connecture, at any time during the 120-day period following the Closing Date enters into a written license or similar agreement with any such Prospect, (the “New Contract”) then Connecture shall pay to Sellers in cash (in the same proportions as the cash paid at Closing), within thirty (30) days following receipt of the first twenty five percent (25%) of the Recurring Revenue that is payable to the Company or Buyer during the initial twelve (12) month period of such New Contract pursuant to its terms, additional purchase consideration equal to 100% of such Recurring Revenue payable to the Company or Buyer during such initial twelve (12) month period. Connecture shall exercise (and shall cause the Company to exercise) commercially reasonable diligent efforts to procure new business from, and to enter into license or similar agreements with, the Prospects (on the terms and conditions proposed to the Prospects by the Company as described in Schedule 1.6(b) and on other customary terms and conditions) as promptly as possible following the Closing.

1.7. Pre-Closing Actions. It is understood and agreed that Sellers have, prior to the Closing, caused the Company to distribute or otherwise dispose of Unrestricted Cash for, among other purposes, satisfaction of Capital Lease Obligations, satisfaction of Indebtedness, payment of Transaction Expenses, payment of bonuses to certain employees, and payment of dividends, distributions and/or other compensation to Sellers.

1.8. Further Action. If, at any time after the Closing, any such further action is necessary or desirable to carry out the terms of this Agreement or to vest Connecture with full right, title and possession to the Shares, the Sellers agree to take, and will take, all such lawful and necessary and desirable action to effectuate same.

1.9. Manner of Determining Purchase Price.

(a) Prior to the Closing Date, Sellers shall prepare and deliver to Connecture a statement setting forth a good-faith estimate of the Capital Lease Obligations (if any), Indebtedness (if any), unpaid Transaction Expenses (if any), Current Assets and Current Liabilities of the Company as of the Closing Date, based on the Company’s books and records and other information available, and including therein a calculation of the Closing Purchase Consideration (such statement being referred to herein as the “Preliminary Closing Statement”). The Sellers shall provide Connecture reasonable access to such working papers and other information reasonably available supporting such Preliminary Closing Statement, and Connecture shall have the right to review any detail reasonably requested by it with respect to such statement.

(b) Connecture shall, not later than thirty (30) days after the Closing Date, prepare and deliver to Sellers a good-faith statement of the Capital Lease Obligations(if any), Indebtedness(if any), unpaid Transaction Expenses(if any), Current Assets and Current Liabilities of the Company as of the Closing Date, based on the Company’s books and records and other information available, and including therein a calculation of the Final Purchase Consideration (such statement being referred to herein as the “Proposed Final Closing Statement”).

(c) If, within thirty (30) days following its receipt of the Proposed Final Closing Statement, both of the Sellers do not dispute in accordance with this Section 1.9 any item set forth in the Proposed Final Closing Statement or Connecture’s calculation of the Final Purchase Consideration shown therein, the Proposed Final Closing Statement shall be deemed to be the Final Closing Statement and the Final Purchase Consideration amount set forth therein shall be deemed to be final for all purposes under the Agreement.

(d) In the event that both of the Sellers have any dispute with regard to any item set forth in the Proposed Final Closing Statement or the calculation of the Final Purchase Consideration shown therein, such dispute shall be resolved in the following manner:

(i) Both of the Sellers shall notify Connecture in writing within thirty (30) days after the Sellers’ receipt of the Proposed Final Closing Statement that they dispute the Proposed Final Closing Statement, and such notice shall, to the extent possible, specify the amount of each item disputed and shall include reasonable detail regarding the nature of each disputed item (each, a “Disputed Item”).

(ii) During the thirty (30) day period following Connecture’s receipt of such notice, both of the Sellers and Connecture shall attempt to resolve the dispute with respect to any such Disputed Items and to agree upon the Final Closing Statement and the calculation of the Final Purchase Consideration.

(iii) If, at the end of the thirty (30) day period specified in Section 1.9(d)(ii), both of the Sellers and Connecture shall have failed to reach a written agreement with respect to all or a portion of such dispute, the matter shall be referred to Grant Thornton LLP or such other nationally-recognized valuation or consulting firm as is acceptable to Connecture and both of the Sellers (the “Neutral Auditor”) within ten (10) days of the end of such period.

(iv) Each party hereto agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne pro rata by Connecture, on the one hand, and the Sellers, on the other, in proportion to the allocation of the dollar amount of the disputed Final Purchase Consideration, in the aggregate, between the Sellers and Connecture made by the Neutral Auditor such that the party with whom the Neutral Auditor agrees more closely pays a lesser proportion of the fees and expenses. For example, if the Sellers have Disputed Items totaling $500, and if the Neutral Auditor ultimately resolves the dispute by awarding Connecture $300 of the $500 contested, then the costs and expenses of the Neutral Auditor will be allocated 60% (i.e., 300 ÷ 500) to the Sellers and 40% (i.e., 200 ÷ 500) to Connecture. The Neutral Auditor shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by Connecture and the Sellers, or representatives thereof, and not by independent review, only the resolution of the Disputed Items. The Neutral Auditor’s resolution of the unresolved items, shall be made within thirty (30) days of the submission of the unresolved items to the Neutral Auditor, shall be set forth in a written statement delivered to Connecture and the Sellers setting forth the Capital Lease Obligations(if any), Indebtedness(if any), unpaid Transaction Expenses (if any), Current Assets, Current Liabilities and Unrestricted Cash of the Company on the Closing Date (and including a calculation of the Final Purchase Consideration) and shall be deemed to be the Final Closing Statement as mutually agreed upon by the Sellers and Connecture for all purposes of this Agreement. Any changes to the Proposed Final Purchase Consideration resulting from such resolution of the unresolved items shall be made, and such Proposed Final Purchase Consideration, as so changed, shall be the Final Purchase Consideration for all purposes under this Agreement.

(e) During the period of the Sellers’ review of the Proposed Final Closing Statement: (i) Connecture shall provide the Sellers and their authorized representatives with reasonable access to the work papers, records and employees of the Company and Connecture (to the extent such persons were involved in the preparation of the Proposed Final Closing Statement), and (ii) each party shall cooperate with the other party and its authorized representatives, including providing, on a timely basis, such additional information as may be reasonably necessary; provided, however, that neither party shall be required to create any new information or records, or generate any additional data, in order to comply with its obligations under this Section 1.9(e).

(f) Within five (5) Business Days after the completion of the Final Closing Statement and determination of the Final Purchase Consideration in accordance with this Section 1.9, if (i) the Closing Purchase Consideration exceeds the Final Purchase Consideration (the “Shortfall”), the amount of the Shortfall shall be paid to Connecture by the Sellers, with each Seller having the obligation to pay a portion of the Shortfall in proportion to the number of Shares sold by each such Seller to Connecture, or (ii) the Final Purchase Consideration exceeds the Closing Purchase Consideration (the “Excess”), the amount of such Excess shall be paid by Connecture to the Sellers in relative amounts in proportion to the number of Shares sold by each such Seller to Connecture.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Connecture, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections of this Article 2 in the disclosure schedule and schedule of exceptions (the “Sellers Disclosure Schedule”) delivered by Sellers to Connecture herewith, dated as of the date hereof, and organized with corresponding numbered and lettered sections and subsections, as follows:

2.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and has all requisite corporate power and authority to conduct its business as now conducted and to own, use, license and lease its assets and properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on Company. Section 2.1 of the Sellers Disclosure Schedule sets forth each jurisdiction where Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which Company owns or leases real properties or has employees.

2.2. Authority Relative to this Agreement. Each Seller has all requisite power and authority to (a) execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which such Seller is a party; (b) perform his obligations hereunder and thereunder, and (c) consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and the Ancillary Agreements to which each Seller is a party and the consummation by Sellers of the transactions contemplated hereby and thereby, and the performance by Sellers of their obligations hereunder and thereunder, have been duly and validly authorized , and no other action on the part of the Sellers is required to authorize the execution, delivery and performance of this Agreement and the consummation by Sellers of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which a Seller is a party have been duly and validly executed and delivered by such Seller and, assuming the due authorization and valid execution and delivery hereof by Connecture, each constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3. Capitalization. The authorized capital stock of Company consists of 20,000 shares of which 10,000 shares are voting common stock, par value $.01 per share (the “Voting Common Stock”), and 10,000 shares are non-voting common stock, par value $.01 per share (the “Non-Voting Common Stock”) (the Voting Common Stock and Non-Voting Common Stock being sometimes hereinafter referred to collectively as the “Company Common Stock”). As of the date of this Agreement, there are issued and outstanding: 2000 shares of Company Common Stock, of which 1,620 shares are Voting Common Stock and 380 shares are Non-Voting Common Stock. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. No shares of Company Common Stock are held in treasury. Section 2.3 of the Sellers Disclosure Schedule lists the name and state of residence of each holder of Company Common Stock, as well as the number of Company Common Stock shares held by each such holder. There are no outstanding warrants, stock purchase rights, options or Equity Equivalents and no agreements, arrangements or understandings to which Company or either Seller is a party (written or oral) providing for the Company to issue any warrants, options or Equity Equivalents, and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of capital stock of the Company created by statute, the Certificate of Incorporation or the Bylaws of Company, or any agreement or other arrangement to which Company or either Seller is a party or to which any of them are bound, and there are no agreements, arrangements or understandings to which Company or either Seller is a party (written or oral) pursuant to which Company or a Seller has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents. Except as set forth in Section 2.3 of the Sellers Disclosure Schedule, neither the Company nor either Seller is a party or subject to any agreement or understanding, and, there is no agreement, arrangement or understanding between or among any Persons that affects, restricts or relates to voting, giving of written consents, dividend rights, transferability of shares or repurchase rights or obligations with respect to the Company’s capital stock, including any voting trust agreement or proxy. No debt securities of Company are issued or outstanding.

2.4. No Subsidiaries. Company has no Subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

2.5. No Conflicts. The execution and delivery by Sellers of this Agreement does not, and the performance by Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Company;

(b) conflict with or result in a violation or breach of any Law or Order applicable to Company, either Seller or any of their assets and properties; or

(c) except as disclosed in Section 2.5 of the Sellers Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (iv) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (v) result in the creation or imposition of any Lien (other than a Permitted Lien) upon Company or either Seller or any of their assets and properties, or (vi) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Company is a party or by which any of the Shares or the Company’s assets and properties is bound.

2.6. Books and Records; Organizational Documents. The minute books and stock record books and other similar Books and Records of Company have been provided to Connecture or its counsel prior to the execution of this Agreement. Such minute books and other Books and Records contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the Company’s Board of Directors (the “Company Board”) from the date of Company’s incorporation through the date hereof. Company has prior to the execution of this Agreement provided to Connecture true and complete copies of its Certificate of Incorporation and Bylaws, each as amended through the date hereof. Company is not in violation of any provisions of its certificate of incorporation or bylaws, as currently in effect.

2.7. Company Financial Statements. Section 2.7 of the Sellers Disclosure Schedule sets forth the Company Financials. The Company Financials are correct and complete in all material respects and present fairly the financial condition and operating results of Company in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis as of the dates and during the periods indicated therein, except for such variances from GAAP as are described in Section 2.7 of the Sellers Disclosure Schedule. Since December 31, 2009, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Company.

2.8. Absence of Changes. Since December 31, 2009, there has not been any Material Adverse Effect on Company. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 2.8 of the Sellers Disclosure Schedule (each such disclosure reflecting the appropriate sub-section to which it is responsive), since December 31, 2009, the Company has not:

(a) entered into any Contract or transaction or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

(b) effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock or Equity Equivalents, except for repurchases of Company Capital Stock pursuant to agreements with Company employees, officers, directors and consultants relating to repurchases at cost upon termination of service with Company;

(c) amended its certificate of incorporation or bylaws;

(d) transferred to any Person rights to any intellectual property other than grants of non-exclusive licenses in the ordinary course of business consistent with past practices;

(e) made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any assets or properties of Company other than grants of non-exclusive licenses and leases of equipment in the ordinary course of business (and other than dispositions of obsolete assets or properties);

(f) made or agreed to make any purchase of any assets and properties of any Person other than in the ordinary course of business of Company consistent with past practice;

(g) made or agreed to make any capital expenditures or commitments for additions to its property, plant or equipment constituting capital assets in an amount exceeding $10,000 individually or $50,000 in the aggregate;

(h) made or agreed to make any write-off, write-down or revaluation or any determination to write off, write-down or revalue, any of its assets and properties, or any change in any reserves or liabilities associated therewith, other than write offs or write downs of accounts receivable in the ordinary course of business and in amounts not exceeding reserves shown on the Balance Sheet;

(i) failed to pay or otherwise satisfy any of its Liabilities that is presently due and payable except Liabilities that are being contested in good faith by appropriate means or proceedings;

(j) granted any severance or termination pay to any director, officer, employee or consultant, except as described in Section 2.8 of the Sellers Disclosure Schedule;

(k) granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any of its current or former officer, director, employee, independent contractor or consultant (other than increases in compensation paid to Sellers and other than increases in compensation of employees in the ordinary course of business consistent with past practices);

(l) terminated or waived any material right or benefit;

(m) paid any stay or retention bonus;

(n) (i) made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, (ii) entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, closing agreement, or settlement or compromise of any claim or assessment in respect of Taxes, or (iii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

(o) failed to renew any insurance policy (other than any insurance policy replaced with another insurance policy providing comparable coverage); no insurance policy of Company has been cancelled or materially amended; and Company has given all notices and presented all claims (if any) under all such policies in a timely fashion;

(p) suffered physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the material real or personal property or equipment of Company; and

(q) entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

2.9. No Undisclosed Liabilities. Except as disclosed in Section 2.9 of the Sellers Disclosure Schedule, as of the date of this Agreement, and except as reflected or reserved against in the Company Financials (including the notes thereto), there is no other Liability relating to or affecting the Company or any of its assets and properties other than Liabilities that are immaterial in amount in the aggregate and other than Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009.

2.10. Taxes.

(a) All Tax Returns required to have been filed by or with respect to Company have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax Liabilities and all other information required to be reported thereby, and each such Tax Return is true, correct and complete in all material respects. All Taxes due and payable by Company, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, have been paid or accrued on the applicable balance sheet included in Company Financials.

(b) Company did not have any liability for Taxes as of December 31, 2009 other than as reflected on the balance sheet included in the Company Financials. The unpaid Tax of Company did not, as of December 31, 2009, exceed the reserve for liability for Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the balance sheet included in Company Financials.

(c) No claim has ever been made to Company or its officers or directors by a Taxing Authority of any jurisdiction in which Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(d) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

(e) Except as set forth in Section 2.10(e) of the Sellers Disclosure Schedule, Sellers do not have knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it for any past period, and, to the knowledge of Sellers, there is no dispute or claim concerning any Tax liability of Company either threatened, claimed or raised by any Taxing Authority. There are no Liens (other than a Permitted Lien) for Taxes upon the assets and properties of Company. Section 2.10(e) of the Sellers Disclosure Schedule indicates those Tax Returns, if any, of Company that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of Company that currently are the subject of audit or examination. Company has delivered to Connecture complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, Company since the fiscal year ended December 31, 2007.

(f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, Company or with respect to any Tax assessment or deficiency affecting Company.

(g) Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

(h) Company has no liability for the Taxes of any Person other than Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i) Company (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Internal Revenue Code by reason of a change in accounting method and (ii) is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Internal Revenue Code.

(j) Company is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

(k) Company was not included and is not includible in the Tax Return of any affiliated, consolidated, combined, unitary or similar group.

(l) Company has not made any payments, is not obligated to make any payments, nor is a party to any Contract that under certain circumstances could require it to make any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

(m) All material elections with respect to income taxes affecting Company are set forth in Section 2.10(m) of the Sellers Disclosure Schedule.

(n) Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

(o) Company is not a party to any joint venture, partnership, contract, or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

(p) Company has never been treated as a C Corporation for Federal Income Tax purposes and does not have any earnings and profits within the meaning of subchapter C of the Internal Revenue Code.

(q) Company made a valid S Corporation election pursuant to Section 1362 of the Internal Revenue Code and made a valid similar election pursuant to all applicable state and local tax laws. The first S Corporation election with respect to Company was effective for the tax period beginning August 1, 2002, and such S Corporation election was continuously effective, and Company has complied with all rules and regulations applicable to S Corporations to maintain its status as such, from the beginning of such period through the date hereof.

(r) Company does not have a “net unrealized built-in gain” as defined in Section 1374 of the Internal Revenue Code and any similar provisions under state, local and foreign tax Laws.

2.11. Legal Proceedings. Except as set forth in Section 2.11 of the Sellers Disclosure Schedule:

(a) there are no Actions or Proceedings pending or, to the knowledge of Sellers, threatened against Company, Sellers or their respective assets and properties;

(b) There are no Orders outstanding against Company or Sellers, nor have Sellers received notice, or otherwise have knowledge of, any Orders outstanding against Company or Sellers; and there are no facts or circumstances that could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting Company or Sellers.

2.12. Compliance with Laws and Orders. Neither Company nor, to Sellers’ knowledge, any of Company’s directors, officers, or employees, has violated, or is currently in default or violation under, any Law or Order applicable to Company or any of its assets and properties, nor has there been any claim of violation, or any actual violation or any event that has occurred or circumstance that exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company, of any such Laws and Orders by Company, except for violations of Laws that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 2.12 of the Sellers Disclosure Schedule, Company has not violated any “Business Associate” agreement presented to Company by a “Covered Entity” as such terms are defined in the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. parts 160 and 164) (the “Privacy Standards”) promulgated pursuant to 45 C.F.R. § 160.103 of the Health Information Portability and Accountability Act of 1996 (“HIPAA”), and to Sellers’ knowledge, Company is not under investigation because of any violation of any Business Associate agreement presented to Company by a Covered Entity as applicable to the Business of the Company as it has been conducted and is contemplated as being conducted, except for any violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has not been, and to Sellers’ knowledge, none of Company’s employees or contractors have been, debarred or excluded or otherwise became ineligible to participate in any state or federal health care program, convicted of a criminal offense related to the provision of healthcare items or services, or under investigation or aware of any circumstance that would give rise to an investigation related to any healthcare services or healthcare program.

2.13. Plans; ERISA.

(a) Section 2.13 of the Sellers Disclosure Schedule identifies each Plan sponsored or maintained by Company or any of its ERISA Affiliates or to which Company or any of its ERISA Affiliates contributes.

(b) Except as set forth in Section 2.13 of the Sellers Disclosure Schedule with respect to each Plan required to be listed in Section 2.13 of the Sellers Disclosure Schedule: (i) each Plan has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA (including, without limitation, the prohibited transaction provisions thereof), the Internal Revenue Code and other applicable Laws; (ii) there are no inquiries or proceedings pending or, to the knowledge of Sellers, threatened by the IRS, the U.S. Department of Labor, the PBGC, or any participant or beneficiary with respect to the Plans; (iii) each Pension Plan which is intended to be a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code has received a favorable determination from the IRS as to its qualified status or is within the remedial amendment period (as defined in Section 401(b) of the Internal Revenue Code taking into account any pronouncements of the IRS relating to such period) for making any required changes; (iv) each Plan may, without liability, be amended, terminated or otherwise discontinued, except as specifically provided by federal law, (v) no Plan provides medical benefits to any Person who is not a current employee of Company (other than dependents of current employees) or any of its ERISA Affiliates and neither Company nor any of its ERISA Affiliates is contractually or otherwise obligated to provide any Person who is not a current employee of Company (other than dependents of current employees) with medical benefits, other than continuation coverage as required under section 4980B of the

Internal Revenue Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other applicable law; (vi) Company has made or provided for all contributions required under the terms of such Plans and any applicable Laws for all periods through the Closing Date; (vii) there have been no “prohibited transactions” (as described in Section 4975 of the Internal Revenue Code or in Part 4 of Subtitle B of Title I of ERISA) involving any Plan; (viii) there has been no material violation of the “continuation coverage requirements” of COBRA with respect to any Welfare Plan to which such continuation coverage requirements apply; and (ix) there has been no material violation of the obligations imposed by Section 9801 of the Internal Revenue Code and Part 7 of Subtitle B of Title I of ERISA with respect to any Welfare Plan which is a group health plan (as defined in Section 5000(b)(1) of the Internal Revenue Code or Part 6 of Subtitle B of Title I of ERISA.

(c) Neither Company nor any of its ERISA Affiliates maintains or has ever maintained a Pension Plan which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to Section 412 of the Internal Revenue Code.

(d) Neither Company nor any of its ERISA Affiliates has ever maintained or been obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA.

(e) Neither Company nor any of its ERISA Affiliates is bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Plan.

(f) Complete and correct copies of the following documents have been delivered by Company or Sellers to Connecture: (i) all current plan documents and insurance contracts (if any), and amendments thereto, with respect to each of the Plans, (ii) for each of the most recently ended three plan years, all IRS Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any Plan, (iii) the most recent IRS determination letter for each Pension Plan (if any), and (iv) all current summary plan descriptions and subsequent summaries of material modifications with respect to each of the Plans subject to ERISA.

(g) Except as set forth in Section 2.13 of the Sellers Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event (and except that the Company is obligated to pay accrued and unused vacation pay to terminated employees in the amounts set forth in Section 2.13 of the Sellers Disclosure Schedule and except that the Company has generally paid two weeks’ severance pay to terminated employees), (i) entitle any Person to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Person.

(h) The participant and beneficiary records with respect to each Plan are in the custody of Company (or an agent of Company who must, upon demand, provide such records to Company within a reasonable period of time), and such records accurately state in all material respects the benefits to which all participants and beneficiaries under such Plan are entitled.

2.14. Assets and Properties.

(a) Company has good and marketable right, title and interest in and to its tangible personal property free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable; (ii) mechanic’s, materialmen’s, supplier’s, vendor’s or similar liens arising in the ordinary course securing amounts that are not delinquent or past due; and (iii) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not materially detract from or interfere with the use of the properties subject thereto; and (iv) rights of lessors under leases of personal or real property (collectively, “Permitted Liens”). Section 2.14(a) of the Sellers Disclosure Schedule lists all personal property of the Company that individually has a book value as of December 31, 2010, of at least

$10,000, as such amount is determined in good faith by Company, together with a brief description, including the type, purchase date and book value, of each such item of personal property or asset. All of the personal property of Company is in the possession and under the control of Company.

(b) Section 2.14(b) of the Sellers Disclosure Schedule lists all real property leased or occupied by Company. Company owns no real property. All real property leased by Company is leased free and clear of all Liens, except for Permitted Liens, and no such property is subject to any Order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor to the knowledge of Sellers is any such proceeding threatened.

(c) Except as disclosed in Section 2.14(a) of the Sellers Disclosure Schedule, all tangible personal property which is materially necessary for the operation of the Business is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

2.15. Intellectual Property.

(a) Section 2.15(a) of the Sellers Disclosure Schedule (A) contains a complete list of each patent issued to Company and each registration of copyrights, trademarks, service marks, trade names, domain names and maskworks, and that are included within Intangibles and Owned Software that have been issued to Company (collectively, “Registrations”), (B) identifies each pending application for Registration of Company with respect to the Intangibles and Owned Software, and (C) identifies all of Company’s applications for Registration or Registrations that have been withdrawn, abandoned, or have lapsed or been denied, other than any provisional patent application that has lapsed prior to the date of this Agreement.

(b) To the extent not set forth in Section 2.15(b) or (d) of the Sellers Disclosure Schedule, Section 2.15(a) of the Sellers Disclosure Schedule separately sets forth an accurate and complete list and description of each copyright registration and application, trademark, trademark application or registration, service mark, service mark application or registration, patent application or issued patent, and name and logo included in the Intangibles that is (as applicable) owned by Company, licensed by Company to or from third parties, Used by Company or under development by Company. Section 2.15(a) of the Sellers Disclosure Schedule indicates Company’s ownership of such items or the source of Company’s right to Use such items.

(c) Section 2.15(b) of the Sellers Disclosure Schedule is an accurate and complete list and description (including a name, product description, the language in which it is written and the type of hardware platform(s) on which it runs) of all of the following:

(i) All Software owned by Company or under development by Company or its Subsidiaries (“Owned Software”).

(ii) All Software, other than the Owned Software, that is Used by Company to provide services to customers of Company (collectively, “Customer Software”; the Owned Software and the Customer Software are collectively referred to as the “Company Software”).

(iii) All Software, other than Company Software that is licensed from third parties or otherwise Used by Company for any material purpose whatsoever (collectively, “Other Software”).

(d) No Software other than the Owned Software, Customer Software and Other Software is required to operate Company’s business as currently conducted and contemplated.

(e) Except as explained on Section 2.15(b) of the Sellers Disclosure Schedule, Company has good title to the Owned Software and has the full right to Use all of the Customer Software and Other Software, as Used or required to operate Company’s business as currently conducted, free and clear of any Liens (other than Permitted Liens and other than restrictions set forth in license agreements provided to Connecture or, in the case of Other Software, as set forth in standard license agreements) that would affect the Use of such Software in connection with the operation of Company’s business as currently conducted, and no Person jointly owns any of the Owned Software. No Company Software was developed, created or reduced to practice by Company in connection with any services provided to a customer as a work made for hire or any vendor as a work made for hire.

(f) No rights of any third party not previously obtained are necessary to Use any Company Software or Other Software in the Company’s business as currently conducted.

(g) Except as separately identified and described in Section 2.15(b) of the Sellers Disclosure Schedule, no Owned Software constitutes Publicly Available Software, no Publicly Available Software operates with or has been incorporated in whole or in part into any part of the Owned Software, and no Publicly Available Software has been used in whole or in part in the development of any part of the Owned Software, Customer Software or, to the knowledge of Sellers, Customer Software or Other Software in a manner that may subject the Owned Software, Customer Software or Other Software in whole or in part, to all or part of the license obligations governing any Publicly Available Software.

(h) To the knowledge of Sellers, none of Company’s officers, directors, employees or independent contractors have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any Person other than Company, any trade secrets or proprietary information of the Company, or any third party to which Company owes a duty of confidentiality, including the source codes for the Company Software.

(i) None of the Owned Software or Intangibles attributable thereto are owned by or registered in the name of any current or former owner or stockholder, other stockholder, partner, director, executive, officer, employee, salesman, agent, customer, contractor, or representative, nor does any such Person have any interest therein or right thereto, including the right to royalty payments. All current and former owners or stockholders, partners, directors, executives, officers, employees, salesmen, agents, customers, contractors, and representatives of Company who participated in the development of the Owned Software or any Intangibles for the Company have executed and delivered to Company (A) an agreement regarding the protection of proprietary information, and (B) the assignment to Company of all rights in all Intangibles arising from the services performed for Company by such persons, with such agreements and assignment being substantially in the form as having been provided to Connecture.

(j) Except as identified and described in Section 2.15(j) of the Sellers Disclosure Schedule and except as provided in agreements entered into by Company and customers in the ordinary course of business, Company has not entered into any written contract, agreement, license or other arrangement to indemnify any other Person against any charge of infringement of any Intangible.

(k) Company is not a party to or bound by nor, upon the consummation of the transactions contemplated by this Agreement, will Connecture be a party to or bound by (as a result of any acts or agreements of Company), any license or other agreement requiring the payment by Company or its assigns of any royalty or license payment, excluding such agreements relating to the Customer Software to the extent such royalty or license payment is expressly set forth on Section 2.15(k) of the Sellers Disclosure Schedule.

(l) Except as separately listed and described on Section 2.15(l) of the Sellers Disclosure Schedule (and except for grants of licenses to customers in the ordinary course of business), Company has not granted third party any rights related to any Owned Software.

(m) Except as set forth on Section 2.15(p) of the Sellers Disclosure Schedule, none of the Owned Software or Intangibles attributable thereto or other Intangibles owned by the Company or their respective past or current uses, directly or indirectly, by or through Company, or by or through any partner, customer, vendor, contractor or any representative of Company to the extent with respect to a third party’s use(in each case) such use was authorized by the Company, has violated, misappropriated, or infringed upon, or is violating, misappropriating or infringing upon, any patent, copyright, trade secret or other Intangible of any Person. Except as set forth on Section 2.15(p) of the Sellers Disclosure Schedule, to the knowledge of Sellers, none of the Customer Software or its past or current uses, directly or indirectly, by or through Company, or by or through any partner, customer, vendor, contractor or any representative of Company to the extent with respect to a third party’s use(in each case) such use was authorized by the Company, has violated, misappropriated, or infringed upon, or is violating, misappropriating or infringing upon, any patent, copyright, trade secret or other Intangible of any Person.

(n) To the knowledge of Sellers, no Person is violating, misappropriating or infringing upon, or has violated, misappropriated, or infringed upon at any time, any of Company’s proprietary rights to any of the Company Software or Intangibles attributable thereto or other Intangibles owned by Company.

(o) Except as set forth on Section 2.15(o) of the Sellers Disclosure Schedule, no litigation is pending and no claim has been made against Company or, to the knowledge of Sellers, is threatened, which contests the right of Company to Use any of the Owned Software, or any part or component thereof, whether by Company, or any partner, customer, vendor, contractor or any representative of Company, whether alone or in combination with any other product, Software or service. Except as set forth on Section 2.15(o) of the Sellers Disclosure Schedule, no litigation is pending and no claim has been made against Company or, to the knowledge of Sellers, is threatened, which contests the right of Company to use any of the Customer Software or Other Software or any part or component thereof, whether by Company, or any partner, customer, vendor, contractor or any representative of Company or, whether alone or in combination with any other product, Software or service. No former employer of any employee or consultant of Company has made a claim against Company or, to the knowledge of Sellers, against any other Person, that Company or such employee or consultant is infringing, misappropriating or violating the Intangibles of such former employer. No litigation is pending, no claim has been made or, to the knowledge of Sellers, threatened against Company that contests the right of Company to Use any of the Other Software as it is Used in the business of Company on the Effective Date.

(p) Except as set forth in Section 2.15(p) of the Sellers Disclosure Schedule, to the knowledge of Sellers, there is no patent or published patent application which contains claims that dominate or may dominate any of the claims in the Intangibles listed on Section 2.15(a) of the Sellers Disclosure Schedule that relate to the Owned Software.

(q) Company has been and is in material compliance with the terms and conditions of any and all privacy policies and other policies governing the use of its and other Persons’ data, used in connection with Company’s business, as well as all applicable Laws and regulations on privacy. No claims, demands, or allegations have been made by any Person, entity or governmental body against Company asserting that it has not complied with the terms and conditions of any such policies, Laws or regulations and no such claims, to the knowledge of Sellers, are threatened by any Person, entity or governmental body, nor are there any valid grounds for any such claim.

2.16. Contracts.

(a) Section 2.16(a) of the Sellers Disclosure Schedule contains a true and complete list of each Contract to which Company is a party (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any material terms thereof, have been provided to Connecture prior to the execution of this Agreement).

(b) Each Contract required to be disclosed in Section 2.16(a) of the Sellers Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement of Company, enforceable against Company in accordance with its terms, and, to the knowledge of Sellers, each other party thereto. Neither Company, nor, to the knowledge of Sellers, any other party to any Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract); nor has the Company, or either Seller, or, to the knowledge of Sellers, any other party to any Contract, received notice that it is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

(c) Except as described in Section 2.16(c) of the Sellers Disclosure Schedule, Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement, or (ii) contains any covenant or other provision which limits Company’s ability to compete with any Person in any line of business or in any area or territory.

2.17. Customers.

(a) Section 2.17(a) of the Sellers Disclosure Schedules sets forth a list of all of Company’s customers (“Customers”) and the amount of revenue recognized for each such customer for the fiscal years ended December 31, 2009 and December 31, 2010. Except as set forth in Schedule 2.17(a) of the Sellers Disclosure Schedules, no Customer has delivered written notice to Company or Sellers that (a) it may or shall stop or materially decrease the rate of business done with Company or (b) it desires to renegotiate its contract with Company, in a manner such that the impact will be to materially decrease the rate of business done with Company. No Customer has ceased or materially reduced its purchases of Company’s products or services since December 31, 2009, or terminated its agreement or relationship with the Company. To Sellers’ knowledge, except as disclosed in Section 2.17(a) of the Sellers Disclosure Schedule, no Customer has indicated through oral statements that (a) it shall stop or materially decrease the rate of business done with Company as compared to the 24 months prior to the date hereof or (b) it desires to renegotiate its contract with Company, the impact of which would be to materially decrease the rate of business done with Company.

(b) Section 2.17(b) of the Sellers Disclosure Schedule lists all suppliers and vendors to Company that during the previous 12-month period represented five percent or more of the Company’s cost of goods or services sold, or is anticipated during the 12-month period from the date hereof to represent five percent or more of Company’s cost of goods or services. Except as set forth in Section 2.17(b) of the Sellers Disclosure Schedule, no supplier is a sole source of supply of any good or service to Company The transactions contemplated hereby will not, to the knowledge of Sellers, adversely affect any relationship of the Company with its suppliers or vendors.

2.18. Insurance.

Company has policies of insurance and bonds of the type and in amounts that, to the knowledge of Sellers, are comparable to those carried by persons conducting businesses or owning assets similar to those of Company. There is no claim pending under any of such policies or bonds as to which the carrier has issued a denial of coverage or a reservation of rights in the respect to such claim or informed Company of its intent to do so. All premiums due and payable under all such policies and bonds have been paid and Company is otherwise in compliance with the terms of such policies and bonds. Sellers have no knowledge of any threatened termination of any of such policies. Section 2.18 of the Sellers Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability, electronic errors and omissions and other insurance policies currently in effect that insure the business, operations or employees of Company. To the knowledge of Sellers, the insurance coverage provided by the policies described in Section 2.18 of the Sellers Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. Each policy listed in Section 2.18 of Sellers Disclosure Schedule is, to the knowledge of Sellers, is valid and binding and in full force and effect.

2.19. Affiliate Transactions. Except as disclosed in Section 2.19 of the Sellers Disclosure Schedules, Company has no Liabilities to or from any of its respective directors, officers, employees, immediate family members, or Affiliates or is a party to any Contract with any of its directors, officers, employees, immediate family members, or Affiliates (other than compensation and benefits received in the ordinary course of business as an officer, director or employee of Company). To the knowledge of Sellers, except as disclosed in Section 2.19 of the Sellers Disclosure Schedule, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Company is affiliated or with which Company has a business relationship, or any firm or corporation that competes with Company, except for ownership of stock in publicly traded companies that may compete with Company.

2.20. Employees; Labor Relations.

(a) There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Sellers, threatened against Company relating to its business, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of Company, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

(b) Section 2.20 of the Sellers Disclosure Schedule lists all employees, consultants and agents who on the date hereof perform services on a regular basis in the business operations of or for Company. The employment or engagement of all such employees, consultants and agents is terminable at will by Company without any liability to Company (except for payment of accrued vacation in the amounts set forth in Section 2.13 of the Sellers Disclosure Schedule and except that the Company has generally paid two weeks of severance pay to terminated employees). Except as set forth in Section 2.20 of the Sellers Disclosure Schedule, no such employee, consultant or agent is party to an employment or other agreement with Company, and Company, nor is there any agreement whereby Company may become, obligated to make severance payments of any kind to any such employee, consultant or agent (other than severance payments made by Company to terminated employees in accordance with past practice). To the knowledge of Sellers, no employee of Company intends to terminate or otherwise not continue such employment or engagement with Company after the Closing. The Company does not have any liability for claims by any independent contractor or any agency that furnished or furnishes independent contractors to Company. All current and former executives, officers, employees and contractors of Company who have had access to proprietary information of the Company have executed and delivered to Company an agreement regarding the protection of proprietary information, in substantially such form as has been provided to Connecture.

(c) Company is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages, except for noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company. Company has complied with all federal, state and local laws, rules and regulations and ordinances respecting health, safety and working conditions of its employees, including, without limitation, the Occupational Safety and Health Act of 1970,

Pub. L. 91-596, as amended, and all similar federal, state and local laws, rules, regulations and ordinances. To the knowledge of Sellers, Company’s operations do not involve any unusual risk to the health or safety of their employees (including, without limitation, any risk associated with hazardous airborne contaminants or hazardous chemicals or waste materials) and no employee of Company has suffered any adverse health consequence or significant personal injury as a result of his or her working conditions or employment by Company within the past five years.

2.21. Environmental Matters.

(a) Company does not require any Environmental Permits for the operation of its business.

(b) Company is in material compliance with all Environmental Laws.

(c) Company has not received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, any Release or threatened or suspected Release of any Hazardous Material.

(d) Company has no obligation or Liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material.

(e) Company has provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws, except for such failures that would not result in a Material Adverse Effect on Company.

2.22. Accounts Receivable; Payables. The accounts receivable of Company as of the Closing Date are set forth in Section 2.22 to the Sellers Disclosure Schedule, and all accounts and notes receivable set forth therein (a) arose from bona fide transactions in the ordinary course of business and consistent with past practice, and are payable on ordinary trade terms net of applicable reserves in amounts not exceeding those shown in the Balance Sheet, (b) are legal, valid and binding obligations of the respective debtors, enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim, net of applicable reserves in amounts not exceeding those shown in the Balance Sheet, and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis, or are subject to any other repurchase or return arrangement. Company has incurred and maintained its accounts payable in the ordinary course of business consistent with past practice.

2.23. Other Negotiations. Except as disclosed in Section 2.23 of the Sellers Disclosure Schedule, neither Company nor any of its Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Company or any such Affiliate) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement, or (b) has entered into any Contract or had any discussions with any Person regarding any transaction involving Company that could reasonably be expected to result in Connecture, Company or any officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.

2.24. Banks and Brokerage Accounts. Section 2.24 of the Sellers Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of Company having signatory power with respect thereto.

2.25. Foreign Corrupt Practices Act. Company has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any officer or employee of any Governmental or Regulatory Authority, a member of a foreign political party or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist Company to obtain or retain business for or with, or in directing business to, any Person.

2.26. Approvals.

(a) Section 2.26(a) of the Sellers Disclosure Schedule contains a list of all Approvals (if any) of Governmental or Regulatory Authorities relating to the business conducted by Company that are required to be given to or obtained by Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

(b) Section 2.26(b) of the Sellers Disclosure Schedule contains a list of all Approvals that are required to be given to or obtained by Company from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

(c) Company has obtained all Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by Company or its Subsidiaries in the manner as it is currently being conducted, except for Approvals the failure of which to obtain would not have a Material Adverse Effect on Company. There has been no written notice received by Company of any violation or non-compliance with any such Approvals. All Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by Company as currently being conducted are set forth in Section 2.26(c) of the Sellers Disclosure Schedule.

(d) The affirmative vote or consent of the holders of all of the outstanding Company Capital Stock has been received and has not been revoked and is in full force and effect.

2.27. Investment Advisors. Except as described in Section 2.27 of the Sellers Disclosure Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Company.

2.28. Title to Shares. Each Seller is the sole record and beneficial owner of the Shares being sold by such Seller hereunder, with good title thereto and, such Shares are owned free and clear of all Liens. No legend or other reference to any purported Lien appears upon any stock certificate representing either Seller’s equity securities of the Company. Upon Closing, Connecture will have good and valid title to all Shares, free and clear of all Liens (other than any Liens created by Connecture).

2.29. Indebtedness, Capital Lease Obligations and Transaction Expenses. Except as shown in the Preliminary Closing Statement, as of the Closing Date, Company has no Indebtedness, Capital Lease Obligations or liability for unpaid or accrued Transaction Expenses.

2.30. Disclosure. No representation or warranty of the Sellers made herein, in the Sellers Disclosure Schedule, or in any certificate or exhibit furnished or to be furnished pursuant to any express provision of this Agreement contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF CONNECTURE

Connecture hereby represent and warrant to Sellers as follows:

3.1. Organization and Qualification. Connecture is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2. Authority Relative to this Agreement. Connecture has all requisite power and authority to (a) execute and deliver this Agreement and the Ancillary Agreements to which it is a party, (b) to perform its obligations hereunder and thereunder, and (c) consummate the transactions contemplated hereby and thereby. The execution and delivery by Connecture of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Connecture of the transactions contemplated hereby and thereby, and the performance by Connecture of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the Board of Directors of Connecture, and no other action on the part of the Board of Directors or shareholders of Connecture is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Connecture of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Connecture is a party have been or will be, as applicable, duly and validly executed and delivered by Connecture and, assuming the due authorization and the valid execution and delivery hereof by Sellers and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Connecture, enforceable against Connecture in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3. No Conflicts. The execution and delivery by Connecture of this Agreement does not, and the performance by Connecture of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or other governing documents of Connecture;

(b) conflict with or result in a violation or breach of any Law or Order applicable to Connecture or its assets or properties; or

(c) (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Connecture to obtain any consent, approval or action of, make any filing with or give any notice to any Person, the violation of any of the foregoing under this Section 3.3, which would reasonably be expected to hinder or prevent the consummation of the transactions contemplated by this Agreement.

3.4. Investment Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Connecture, which fees shall be the sole responsibility of Connecture.

3.5. Third-Party Consents. Connecture is not required to obtain from any third party any consent, waiver or approval for the consummation of the Stock Purchase (other than consents which will be obtained at or prior to the Closing and consents, the absence of which could not reasonably be expected to hinder or prevent the consummation of the transactions contemplated by this Agreement).

3.6. Connecture Financials. Connecture has provided Sellers with Connecture’s balance sheet as of, and consolidated statements of income and cash flows for the fiscal years ended, December 31, 2009 and December 31, 2010 (the “Connecture Financials”). The Connecture Financials are correct and complete in all material respects and present fairly the financial condition and operating results of Connecture in accordance with GAAP applied on a consistent basis as of the dates and during the periods indicated therein.

ARTICLE 4.

ADDITIONAL AGREEMENTS

4.1. Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the Stock Purchase, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

4.2. Intentionally Omitted.

4.3. Additional Documents and Further Assurances. Subsequent to the Closing, each party hereto, at the request of any other party, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or Person required in connection with the Stock Purchase) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.4. Public Announcements. No press release, public announcement or other disclosure related to this Agreement or the transactions contemplated herein (including with respect to the consideration to be paid hereunder), or, any other announcement or communication to the employees, customers or suppliers of Company, shall be issued or made without the approval of Connecture and Sellers, unless required by Law (in the reasonable opinion of counsel) in which case Connecture and Sellers shall have the right to review and comment on such press release or announcement prior to publication

4.5. Tax Matters.

(a) Tax Indemnification. Each Seller on his own behalf and on behalf of his successors and assigns agrees to indemnify (severally and jointly), Connecture and its Affiliates (including the Company following the Closing) and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods or portions thereof ending on or before the Closing, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing, including pursuant to Section 1.1502-6 of the Treasury Regulation or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than Company) imposed on Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes are imposed on

Company as a result of an event or transaction occurring prior to the Closing, in each such case excluding any Taxes to the extent reflected as a Current Liability in the Working Capital component of the Final Closing Statement.

(b) Allocation of Tax Liability for Straddle Periods. For purposes of the indemnity provisions of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

(c) Preparation and Filing of Tax Returns; Payment of Taxes. Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns that are filed or required to be filed after the Closing by or with respect to the Company for taxable periods ending prior to or including the Closing Date. Each such Tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Tax law. Sellers shall provide a draft of each such Tax Return to Connecture for Connecture’s review prior to filing and shall make any changes reasonably requested by Connecture that are (i) not inconsistent with past practice, (ii) permitted by applicable Tax law and (iii) in Seller’s good faith judgment, not expected to increase the Tax liability of Seller or any of its Affiliates for any Taxable period beginning prior to or including the Closing Date.

(d) Audits of Tax Returns. The Sellers will have the responsibility for, and the right to control, at Sellers’ expense, the audit of any federal or state income Tax Return of Company relating to a taxable period ending on or prior to the Closing Date, including any disposition of such audit; provided, however, that Connecture and Company will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax Returns (including any administrative appeals thereof), and Connecture’s consent shall be required for any settlement by the Sellers that could affect the Tax liability of Connecture or any of its Affiliates (including Company) in any taxable period to the extent such Tax liability is not or would not be solely the liability of Sellers. With respect to all other Tax Returns, Connecture and Company will have the sole responsibility for, and the right to control the audit of, such Tax Returns, but, with respect to any federal or state income Tax Return that relates to a taxable period that includes, but does not end on, the Closing Date, the Sellers shall have the right to participate in and approve the disposition of the audit of any such Tax Return, which approval shall not be unreasonably withheld or delayed.

(e) Cooperation on Tax Matters. Connecture and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return with respect to Company and any audit, litigation or other proceeding with respect to Taxes of Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any Tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Connecture and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, any Transfer Taxes).

(f) Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving Company and its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing Date, none of Company or its Subsidiaries shall be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

(g) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by Sellers and shall be paid by Sellers when due. The Sellers will, at their expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Connecture or Company will join in the execution of any such Tax Returns and other documentation. Sellers shall provide Connecture with evidence satisfactory to Connecture that such Transfer Taxes have been paid by Sellers.

(h) Section 338(h)(10) Election. Connecture covenants and agrees that it shall not (and shall not cause the Company to) file an election under Internal Revenue Code Section 338(h)(10) and any similar provision under applicable state or local law with respect to the transactions set forth herein.

ARTICLE 5.

CONDITIONS TO THE CLOSING

5.1. Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate the Stock Purchase and to take the other actions required to be taken by them pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (unless waived in writing by all parties):

(a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated by this Agreement shall have been obtained.

(b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Stock Purchase shall be in effect (and no notice shall have been given of the intent to commence proceedings for such an Order or other prohibition); nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Stock Purchase or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Stock Purchase; provided, however, that the party invoking this condition must use all commercially reasonable efforts to have such Order or injunction vacated.

5.2. Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Stock Purchase and to take the other actions required to be taken by Sellers pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

(a) Representations and Warranties. Each of the representations and warranties made by Connecture in this Agreement shall be true and correct in all respects.

(b) Performance. Connecture shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Connecture at or before the Closing.

(c) Officers’ Certificates. Connecture shall have delivered to Sellers a certificate, dated the Closing Date and executed by an authorized agent of Connecture, substantially in the form set forth in Exhibit B-1 hereto, and a certificate, dated the Closing Date and executed by an authorized agent of Connecture, substantially in the form set forth in Exhibit B-2 hereto.

(d) Purchase Consideration. Connecture shall have paid to Sellers the Closing Purchase Consideration less the Deferred Payment Amount and less the Customer Retention Payment Amount as required pursuant to Section 1.4 hereof.

(e) Release Agreements. The Company shall have executed and delivered to Sellers a release in the form of Exhibit G (releasing all claims that Company may have against Sellers in their capacities as shareholders, officers, directors or employees of Company).

5.3. Additional Conditions to the Obligations of Connecture. The obligations of Connecture to consummate the Stock Purchase and to take the other actions required to be taken by Connecture pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Connecture:

(a) Representations and Warranties. Each of the representations and warranties made by Sellers in this Agreement shall be true and correct in all respects.

(b) Performance. Sellers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Sellers on or before the Closing Date.

(c) Sellers’ Certificates. Sellers shall have delivered to Connecture a certificate, dated the Closing Date and executed by Sellers, substantially in the form set forth in Exhibit C-1 hereto, and a certificate, dated the Closing Date and executed by Sellers, substantially in the form set forth in Exhibit C-2 hereto.

(d) Third Party Consents. Connecture shall have been furnished with evidence satisfactory to it that Company and/or Sellers have obtained the Approvals of third parties (if any) set forth on Exhibit A.

(e) Employment/Consulting Agreements. Aaron shall have executed and delivered to Connecture, an Employment Covenants Agreement substantially in the form attached hereto as Exhibit D, and Patrick shall have executed and delivered to Connecture, an Independent Contractor Agreement substantially in the form attached hereto as Exhibit E, and each such agreement shall be in full force and effect.

(f) Non-competition Agreements. In consideration of Connecture consummating the Stock Purchase and ancillary to the sale of the business of the Company to Connecture, each Seller shall have executed and delivered to Connecture a Non-competition/Non-solicitation Agreement substantially in the form attached hereto as Exhibit F (collectively, the “Non-competition Agreements”), and each such Non-competition Agreement shall be in full force and effect.

(g) Legal Opinion. Legal counsel to Company and Sellers shall have executed and delivered to Connecture a legal opinion substantially in the form attached hereto as Exhibit H-2 (the “Legal Opinion”).

(i) Sellers’ Stock certificates. Sellers shall have delivered to Connecture, stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Connecture.

(j) Release Agreements. Each Seller shall execute and deliver to Connecture a release in the form of Exhibit I.

(k) Good Standing Certificate. Sellers shall have delivered to Connecture a long form certificate of incorporation or similar instrument of the Company certified by the Secretary of State or equivalent Person of the State of Connecticut, dated not more than five (5) days prior to the Closing Date, certifying to the good standing of the Company and attaching thereto the Certificate of Incorporation of the Company and all amendments thereto.

(l) Estoppel Certificate. Sellers shall have delivered to Connecture an estoppel certificate executed on behalf of each landlord, dated as of a date not more than 15 days prior to the Closing Date, in form and substance satisfactory to Connecture.

(m) Resignations of Directors and Officers. All directors and officers of Company shall have provided to Connecture written notice of resignation from the Company Board and all officer positions effective at or prior to the Closing.

(n) Subordination Agreements. Each Seller shall have entered into and delivered to Connecture, a Subordination Agreement substantially in the form attached hereto as Exhibit K.

(o) Transition Services Agreement. The Company and Corporate Information technologies, Inc. shall have entered into a Transition Services Agreement substantially in the form of Exhibit L.

ARTICLE 6.

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS;

INDEMNIFICATION PROVISIONS

6.1. Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Connecture or Sellers (whether or not exercised) to investigate the affairs of Connecture or Company, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any certificate delivered pursuant to Section 5.2(c) or Section 5.3(c) of this Agreement. Except as described below, all representations and warranties of Connecture and Sellers shall survive the Closing and continue until the date that is two years after the Closing Date; provided, however, that Company’s representations and warranties made pursuant to (a) Sections 2.1, 2.2 and 2.3 shall survive indefinitely, (b) Sections 2.10, 2.13 and 2.21 shall survive until 60 days after the expiration of the statute of limitations applicable to the matters referenced therein, (c) Section 2.12, paragraph (g) of Section 2.13, and Sections 2.20, 2.23, 2.25, 2.26 and 2.28 shall survive until the date that is thirty (30) months following the Closing Date, (d) Section 2.15 shall survive until the date that is three years following the Closing Date, and (e) Sections 2.27 and 2.29 shall survive until the date that is four years following the Closing Date. With respect to any alleged breach of any covenant or agreement in this Agreement or the Ancillary Agreements that are to be performed from and after the Closing, all such covenants and agreements shall survive the Closing indefinitely.

6.2. Indemnification.

(a) Of the Connecture Indemnified Parties. Sellers shall, jointly and severally, indemnify and hold harmless Connecture and each of its officers, directors, stockholders, agents, employees, heirs, executors, successors and assigns (collectively, the “Connecture Indemnified Parties”) in respect of the aggregate of all expenses, losses, penalties, costs, deficiencies, liabilities and damages, including related counsel fees and expenses but excluding indirect, consequential or punitive damages except to the extent that such damages are due to third parties on account of third party claims (collectively, “Indemnifiable Damages”) incurred or suffered by any such Connecture Indemnified Party resulting from:

(i) Any inaccurate representation or warranty made by Sellers in this Agreement;

(ii) Any default in the performance of any of the covenants or agreements made by Sellers in this Agreement or any of the Ancillary Agreements; and

(iii) any Indebtedness, Capital Lease Obligations and unpaid Transaction Expenses of the Company outstanding as of the Closing Date (except such amounts as are shown on the Preliminary Closing Statement or provided that the Sellers shall have paid any Shortfall due to Connecture under Section 1.9(f), the Final Closing Statement).

(b) Of the Sellers. Connecture shall indemnify and hold harmless the Sellers and each of their agents, heirs, executors, successors and assigns (collectively the “Seller Indemnified Parties”) in respect of the aggregate of all Indemnifiable Damages incurred or suffered by Seller Indemnified Parties resulting from:

(i) Any inaccurate representation or warranty made by Connecture in this Agreement or any of the Ancillary Agreements; and

(ii) Any default in the performance of any of the covenants or agreements made by Connecture in this Agreement or any of the Ancillary Agreements.

(c) Exclusive Remedy. The Connecture Indemnified Parties’ sole and exclusive remedy against Sellers for any Indemnifiable Damages suffered resulting from a matter subject to Section 6.2(a)(i) above is the right to proceed for indemnification in the manner, and only to the extent, provided by this Article 6, other than with respect to fraud or willful misrepresentation. The Seller Indemnified Parties’ sole and exclusive remedy against Connecture for any Indemnifiable Damages suffered resulting from a matter subject to Section 6.2(b) above is the right to proceed for indemnification in the manner, and only to the extent, provided by this Article 6, other than with respect to fraud or willful misrepresentation.

(d) Limitations. The indemnification obligations described in Sections 6.2(a) and 6.2(b) shall be subject to each of the following principles or qualifications:

(i) No claim for the recovery of Indemnifiable Damages pursuant to Article 6 may be asserted after the representations, warranties, covenants or agreements giving rise to such claim shall have expired and be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

(ii) The Connecture Indemnified Parties shall be entitled to indemnification under Section 6.2(a)(i) only if the Indemnifiable Damages of the Connecture Indemnified Parties exceed $50,000 (the “Company Basket”) in the aggregate, in which event the Connecture Indemnified Parties shall then be entitled to indemnification for all Indemnifiable Damages in excess of the Company Basket, subject to the Company Cap; provided, however, that the Company Basket shall not apply to Indemnifiable Damages that are attributable to (x) Indebtedness or Capital Lease Obligations of the Company or unpaid Transaction Expenses, or (y) a breach of the representations and warranties in Sections 2.1, 2.2, 2.3, 2.10 or 2.27 hereof.

(iii) The Seller Indemnified Parties shall be entitled to indemnification under Section 6.2(b)(i) only if the Indemnifiable Damages of the Seller Indemnified Parties exceed $50,000 (the “Connecture Basket”) in the aggregate, in which event the Seller Indemnified Parties shall be entitled to indemnification for all Indemnifiable Damages in excess of the Company Basket), subject to the Connecture Cap; provided, however, that the Connecture basket shall not apply to Indemnifiable Damages that are attributable to a breach of the representations and warranties in Sections 3.1, 3.2 or 3.4.

(iv) In no event shall the aggregate amount of all indemnification payments to Connecture Indemnified Parties by Sellers (x) under Section 6.2(a)(i) (unless arising from an inaccurate representation or warranty of Sellers set forth in the first sentence of Section 2.1 or Sections 2.2, 2.3, 2.10, 2.13, 2.28 or 2.29) exceed 50% of the sum of the Final Purchase Consideration and the Continuing Customer Retention Payment Amount, (y) under Section 6.2(a)(i) (if and only if arising from an inaccurate representation or warranty of Sellers set forth in the first sentence of Section 2.1 or Sections 2.2, 2.3, 2.10, 2.13, 2.28 or 2.29) exceed the sum of the Final Purchase Consideration and the Continuing Customer Retention Payment Amount, and (z) under Section 6.2(a)(i), (ii) and (iii) in the aggregate exceed the sum of the Final Purchase Consideration and the Continuing Customer Retention Payment Amount (the “Company Cap”).

(v) In no event shall the aggregate amount of all indemnification payments to Seller Indemnified Parties by Connecture exceed the sum of the Final Purchase Consideration and the Continuing Customer Retention Payment Amount (the “Connecture Cap”).

(vi) In accordance with the terms and conditions contained herein, Connecture shall have the right to offset against up to $750,000 (less any Customer Offset Amount that Connecture shall not be obligated to pay pursuant to the Notes) of its obligations that shall be owed to Sellers pursuant to the Notes, any amounts that shall be owed to Connecture by Sellers with respect to (A) the indemnification obligations of Sellers under this Section 6.2 hereof and (B) the Shortfall obligations of Sellers under Section 1.9 hereof. Connecture agrees to first seek recovery of $750,000 in Indemnifiable Damages from the Notes (less any Shortfall amount recovered against the Notes), and only in the event that there shall be no further amounts to recover against the Notes, shall Connecture than have the right to collect any Indemnifiable Damages against Sellers. Without limiting the generality of the foregoing, Connecture shall have no right to offset against or otherwise withhold payment of any Excess owed to Sellers under Section 1.9(f) or any amount due to Sellers under Section 1.6(b).

(e) For purposes of determining the amount of Indemnifiable Damages resulting from the matters described in Section 6.2(a) or Section 6.2(b), the representations, warranties, covenants and agreements applicable thereto shall be deemed not to include any qualification or limitation with respect to materiality (whether by the terms “material” or “materiality” or by reference to a “Material Adverse Effect,” a “Material Adverse Change,” or otherwise). For the avoidance of doubt, the qualifications and limitations that are set forth in the representations, warranties, covenants and agreements herein shall not be disregarded for purposes of determining whether or not a representation, warranty, covenant or agreement has been breached.

(f) After the Closing, the Sellers shall have no right of indemnity or contribution from Company (or any other right against Company) with respect to any breach of any representation, warranty, covenant or agreement hereunder.

6.3. Intentionally Omitted.

6.4. General Indemnification Procedures. The parties agree that the following indemnification procedures shall apply to all claims made pursuant to this Article 6.

(a) A Connecture Indemnified Party or a Seller Indemnified Party (the “Indemnified Party”) seeking indemnification pursuant to Section 6.2 shall give notice (the “Indemnification Notice”) as soon as reasonably practicable to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim for Indemnifiable Damages or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). Within fifteen (15)) days of the Indemnified Party providing the Indemnifying Party with an Indemnification Notice, the Indemnifying Party shall provide the Indemnified Party with written notice as to whether such party agrees with or disputes the assertion of the claim for Indemnifiable Damages.

(b) The Indemnifying Party shall have the right (but not the obligation), exercisable by written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a Person not a party to this Agreement (other than an Affiliate of any party) in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim which involves (and continues to involve) solely monetary damages unless in the reasonable judgment of the Indemnified Party (based on the advice of counsel) such assumption would result in a conflict of interest with the rights of the Indemnified Party; provided that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim; (B) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing Material Adverse Effect on the Indemnified Party; and (C) the Indemnifying Party makes reasonably adequate provision to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment or settlement that may result (the conditions set forth in clauses (A), (B)and (C) are together referred to as the “Litigation Conditions”).

(c) Within fifteen (15) days after the Indemnifying Party has given written notice to the Indemnified Party of its intended exercise of its right to defend and control the right to settle a Third Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice of objection is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied. If the Indemnified Party is defending the claim after it has made an objection based upon the Litigation Conditions, the Indemnifying Party shall thereafter remain obligated to pay the amount found to be owing to, or agreed to in a settlement made pursuant to Section 6.4(e) with, the third party with respect to such Third Party Claim, and shall be obligated to pay the costs (including attorneys’ fees and reasonable expenses) incurred by the Indemnified Party defending such Third Party Claim. The Indemnified Party shall defend any Third Party Claim with counsel selected by it and reasonably acceptable to the Indemnifying Party.

(d) The Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

(e) Unless the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate. If the Indemnifying Party shall not have assumed the defense of any Third Party Claim as provided in this Agreement, it shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(f) Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

ARTICLE 7.

INTENTIONALLY OMITTED

ARTICLE 8.

MISCELLANEOUS PROVISIONS

8.1. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Connecture:

Connecture, Inc.

101 Marietta Street, Suite 1600

Atlanta, Georgia 30303

Facsimile No.: 404.879.4675

Attn: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

Facsimile No.: (404) 365-9532

Attn: Edward D. Hirsch, Esq.

If to Sellers:

Patrick Downend

283 Main Street

Ridgefield, Connecticut 06877

Telecopy No.:

and

Aaron Downend

19 North Canton Road

Simsbury, Connecticut 06092

Telecopy No.:

with a copy (which shall not constitute notice) to:

Cohn Birnbaum & Shea P.C.

100 Pearl Street, 12th Floor

Hartford, Connecticut 06103

Facsimile No.: (860) 727-0361

Attn: Michael F. Mulpeter, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 8.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 8.1, be deemed given upon facsimile confirmation, (c) if delivered by mail in the manner described above to the address as provided for in this Section 8.1, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (d) if delivered by overnight courier to the address as provided in this Section 8.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties.

8.2. Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including Sellers Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

8.3. Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party and its respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than (a) as set forth in Section 4.2, and (b) Persons entitled to indemnity under Article 6.

8.4. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

8.5. Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.6. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.8. Waiver of Trial by Jury. In any action or proceeding arising herefrom, the parties consent to trial without a jury in any action, proceeding or counterclaim brought by any party against the other or their successors in respect of any matter arising out of or in connection with this Agreement, regardless of the form of action or proceeding.

8.9. Construction. The parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.11. Jurisdiction. Each of the parties (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or in the Delaware state court if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or in a Delaware state court.

8.12. Mediation. Any dispute arising under or relating in any way to this Agreement shall first be subject to mandatory, non-binding mediation, facilitated by a mutually acceptable neutral mediator, to be conducted in Hartford, Connecticut or other mutually agreed location. If the parties fail to agree on a neutral mediator within a reasonable period of time, not to exceed thirty (30) days after either party has notified the other in writing of its desire to seek mediation, then mediation shall occur through the auspices of the American Arbitration Association in accordance with its mediation rules (except as modified herein). The costs and expenses and compensation of the mediator shall be borne by the parties equally. Each party shall bear its own legal fees, costs and travel expenses, except as otherwise provided herein. The mediation shall be conducted within sixty (60) days after the mediator has been appointed. If a party fails to participate in mediation and if the other party is the prevailing party in any subsequent litigation involving the dispute which is the subject of the requested mediation, then that party’s attorneys’ fees and expenses incurred in connection with the mediation shall be assessed against the non-prevailing party who failed to participate in mediation. Each party shall be represented at the mediation by persons(s) with the authority to settle the dispute and may be represented by counsel. Each party shall deliver a concise summary of his or its position on the dispute to the mediator at least ten (10) days prior to the scheduled mediation date. The mediator will determine the format for the meetings, which shall be private. The mediator shall keep confidential information learned in private caucus with any party unless expressly authorized by such party to make disclosure of the information to the other party. The entire mediation process shall be confidential and the conduct, statements, submissions, promises, offers, views and opinions of the mediator and the parties shall not be discoverable or admissible in any legal proceeding for any purpose; provided, however, that evidence which is otherwise discoverable or admissible shall not be excluded from discovery or admission as a result of its use in the mediation. The mediation is agreed to be a settlement negotiation and shall constitute privileged communications. The mediator shall be disqualified as a witness, expert, or counsel for any party with respect to the dispute and any related matter.

ARTICLE 9.

DEFINITIONS

9.1. Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Regulatory Authority.

“Affiliate” means, as applied to any Person, (a) each other Person directly or indirectly controlling, controlled by or under common control with, that Person, and (b) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized Person thereof. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement, including (unless the context otherwise requires), the Sellers Disclosure Schedule.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Books and Records” means all files, documents, instruments, papers, books and records relating to Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Georgia are authorized or obligated to close.

“Capital Lease Obligations” means, without duplication of any item that would otherwise be included in the term Current Liability, any obligation (including accrued interest) under a lease agreement that is required to be capitalized pursuant to GAAP.

“Closing Purchase Consideration” has the meaning ascribed to it in Section 1.2.

“Company Financials” means the balance sheet of Company as of the fiscal year ended December 31, 2010 (the “Balance Sheet”), and the twelve-month period ended December 31, 2009, and the related reviewed consolidated statements of operations, stockholders’ equity and cash flows for such periods].

“Contract” means any of the following contracts, agreements, commitments, arrangements or understandings to which a specified Person or any of its Subsidiaries is subject, whether oral or in writing:

(i) any distributor, sales, advertising, agency or manufacturer’s representative contract, which involves the payment or receipt of more than $25,000 in any year;

(ii) any license agreement or other written or oral agreement or permission pursuant to which Company has granted to any third party with respect to any of the Intangibles or Software;

(iii) any license, sublicense, agreement or other permission pursuant to which Company Uses or otherwise possesses the Intangibles or Other Software of any third party (other than standard or off-the-shelf license agreements);

(iv) any agreement with any customer of Company’s business, which involves the payment or receipt of more than $25,000 in any year;

(v) any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Company’s products or services;

(vi) any continuing contract for the purchase of materials, supplies, equipment or services by Company involving in the case of any such contract more than $5,000 over the life of the contract;

(vii) any contract that expires or may be renewed at the option of any Person other than Company so as to expire more than one year after the date of this Agreement and that involves payments of more than $5,000 over the life of the contract;

(viii) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(ix) any contract for capital expenditures in excess of $2,500 in the aggregate;

(x) any contract imposing any restriction on the right or ability of Company to engage in any line of business or to compete with any other Person or any confidentiality, secrecy or non-disclosure contract;

(xi) any contract pursuant to which Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, which involves the receipt of more than $25,000 in any year;

(xii) any contract for the lease of real property;

(xiii) any contract with an officer, director, Affiliate or any other Person with whom Company does not deal at arm’s length; or

(xiv) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

“Current Assets” means, at any time, the current assets of the Company, determined in accordance with GAAP; provided, however that Current Assets shall exclude Unrestricted Cash. For the avoidance of doubt, Current Assets shall include earned but unbilled revenue as of the applicable date.

“Current Liabilities” means, at any time, the current liabilities of the Company, determined in accordance with GAAP. Notwithstanding the foregoing, Current Liabilities shall not include accrued vacation liability that has been earned and become payable by the Company since January 1, 2011 with respect to services provided by employees since January 1, 2011 only (but shall include deferred revenue as of the applicable date).

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act and the Federal Insecticide, Fungicide and Rodenticide Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes without limitation any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority.

“Equity Equivalents” means securities (including options to purchase any shares of capital stock of the Company) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other equity securities of Company at the election of the holder thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall refer to any trade or business whether or not incorporated, under common control with Company or Connecture, as applicable, within the meaning of Section 414(b), (c), (m), or (o) of the Internal Revenue Code or Sections 4001(a) or (b) of ERISA.

“Escrow Agent” has the meaning ascribed to it in Section 1.5.

“Excess” has the meaning ascribed to it in Section 1.9(f).

“Final Closing Statement” has the meaning ascribed to it in Section 1.9.

“Final Purchase Consideration” has the meaning ascribed to it in Section 1.2.

“GAAP” has the meaning ascribed to it in Section 2.7.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers, Inc.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, or (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Intangible” means:

(i) Patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

(ii) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;

(iii) Copyrights and registrations and applications for registration thereof;

(iv) Maskworks and registrations and applications for registration thereof;

(v) All right, title and interest in all computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing and prior releases of any of the foregoing applicable to any operating environment);

(vi) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

(vii) All income, royalties, damages and payments with respect to any of the foregoing and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

(viii) All rights to Use all of the foregoing forever; and

(ix) All other rights in, to, and under the foregoing in all countries.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Company.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” or “Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, choate or inchoate, fixed or otherwise, or whether due or to become due.

“Liens” means any mortgage, pledge, assessment, security interest, lien, easement, condition, restriction, adverse claim, levy, charge, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, or effect that has occurred which has a material adverse effect upon the financial condition of Company or Connecture, as applicable, other than events, changes, effects, conditions or circumstances resulting from or relating to (a) the announcement of this Agreement and the other transactions contemplated by this Agreement; or (b) any change in accounting requirements or principles or the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law subsequent to the date hereof or the interpretation thereof.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means (i) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), of which Company or any ERISA Affiliate is or ever was a sponsor or participating employer or as to which Company or any of its ERISA Affiliates makes contributions or is required to make contributions, and (ii) any employment, severance or other arrangement or policy of any of Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation rights, incentive compensation or post-retirement insurance, compensation or benefits.

“Preliminary Closing Statement” has the meaning ascribed to it in Section 1.9.

“Proposed Final Closing Statement” has the meaning ascribed to it in Section 1.9.

“Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free Software, open source Software, “copyleft,” or similar licensing or distribution models, other than Software that has been clearly and conspicuously released into the public domain by its copyright holders, and (ii) any Software that requires as a condition of its use, modification and/or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge, other than a nominal fee or copying charge. Publicly Available Software includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following (regardless of Software license version): (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) Common Public License (CPL), (e) the Netscape Public License; (f) the Sun Community Source License (SCSL); (g) the Sun Industry Source License (SISL); and (h) the Apache Software license.

“Recurring Revenue” means contractual fees for ongoing licensing and services, including hosting, maintenance, account management, and software license and usage fees and excluding non-recurring fees for implementation and other one-time efforts. Recurring Revenue shall not include revenues paid by Customers in consideration of products or services which are provided to Customers on a non-recurring basis (such as fees for service requests)].

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Sellers Disclosure Schedule” means the schedules delivered to Connecture by or on behalf of Sellers, containing all lists, descriptions, exceptions and other information and materials as are included therein in connection with the representations and warranties made by Sellers in Article 2 of this Agreement or otherwise.

“Shortfall” has the meaning ascribed to it in Section 1.9(f).

“Software” means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Subsidiary” means any Person in which Company or Connecture, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Tax” or “Taxes” means (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. §1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group or any Contract.

“Tax Returns” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Income Tax or Other Tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

“Transaction Expenses” means all fees, disbursements, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by Company in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements.

“Unrestricted Cash” means all Cash of the Company other than Cash that is restricted in any manner as to its ability to be immediately used for any purpose. For the avoidance of doubt, Unrestricted Cash shall not include any security deposits (including lease deposits or sublease deposits).

“Use” and variants thereof such as “Used” means to do any of the following: market, license, distribute, sell, lease, copy, modify, brand, update, make, create derivative works, publicly perform, publicly display, or otherwise use or exploit.

“Working Capital” means, as of the Closing Date, the Company’s Current Assets minus the Company’s Current Liabilities.

“Working Capital Excess” means the amount (if any) by which Working Capital exceeds the Working Capital Target Amount.

“Working Capital Shortfall” means the amount (if any) by which the Working Capital Target Amount exceeds Working Capital.

“Working Capital Target Amount” means $475,000.

IN WITNESS WHEREOF, Connecture, Patrick and Aaron have caused this Agreement to be signed, all as of the date first written above.

CONNECTURE:		SELLERS:

Connecture, Inc.		Patrick:

By:	/s/ Daniel Maynard	/s/ Patrick Downend
Name:	Daniel Maynard	Patrick Downend
Title:	CEO

Aaron:

/s/ Aaron Downend
Aaron Downend

[Signature Page to Stock Purchase Agreement]